UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2010

Irvine Sensors Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 549-8211

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 8, 2010, Longview Fund, L.P. (“Longview”) entered into a letter agreement with Irvine Sensors Corporation (the “Company”) and John Carson pursuant to which Longview waived the binding Letter of Intent (“LOI”) requirement of Section 2 of the Agreement, Consent and Waiver (the “Longview Agreement”) that was entered into by the Company and Longview on April 9, 2010 (and that was previously disclosed in a Form 8-K filed on April 15, 2010) in consideration for receipt of a $15,000 deposit (the “Deposit”) in connection with the possible purchase by a third party of the Company’s Series A-1 10% Cumulative Convertible Preferred Stock, the Company’s Series A-2 10% Cumulative Convertible Preferred Stock and the Company’s Series C Convertible Preferred (the “Series C Stock”) (collectively, the “Preferred Stock”) held by Longview. The waiver applied only to the LOI requirement of the Longview Agreement, and all other obligations of the Company and Longview set forth in the Longview Agreement remain in full force and effect and are not waived. Accordingly, if for any reason whatsoever, on or before July 15, 2010, Longview has neither sold the Preferred Stock to a third party or parties pursuant to the terms of the Longview Agreement (the “Buyout”) nor has Longview converted the Preferred Stock, in accordance with the terms of the applicable Certificate of Designations governing such Preferred Stock, and sold on the open market the Common Stock issued upon conversion of such Preferred Stock until such point as Longview shall no longer beneficially own any Preferred Stock (the “Complete Sale”), then the Deposit will be forfeited and the Company must issue and deliver to Longview 10,000 shares of Series C Stock, convertible into 1,000,000 shares of Common Stock of the Company (the “Contingent Securities”), and a two-year warrant to purchase 1,000,000 shares of the Company’s Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) at an exercise price per share equal to $0.30 (the “Contingent Warrant”). On the other hand, if either the Buyout or the Complete Sale occurs on or before July 15, 2010, the Deposit will be refunded and the Company will not be required to issue the Contingent Securities and the Contingent Warrant. There can be no assurance that either the Buyout or the Complete Sale will occur on or before July 15, 2010.

Item 8.01.	Other Events.

On June 8, 2010, Irvine Sensors Corporation (the “Company”) received written notice that a Nasdaq Hearings Panel (the “Panel”) had determined to grant the request of the Company to remain listed on The Nasdaq Stock Market, subject to certain conditions. These conditions include the Company informing the Panel on or about June 30, 2010 that it has filed a proxy for its annual meeting and included a vote on a reverse stock split in a ratio sufficient to meet the $1.00 bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 5550(a)(2) and the Company notifying the Panel on or about July 31, 2010 that its stockholders have approved such a reverse stock split. There can be no assurance that the Company’s stockholders will approve such a proposal. Whether or not such a split is actually implemented, the Company must then evidence a closing bid price for its common stock of $1.00 per share or more for a minimum of ten consecutive trading days on or before September 13, 2010 to regain compliance with Nasdaq’s bid price requirement and avoid delisting. During the granted extension period, the Company must provide prompt notification of any significant developments, particularly any event, condition or circumstance that may impact its ability to maintain compliance with Nasdaq’s other continued listing requirements. The Panel reserved the right to reconsider the granted extension in such an instance.

Item 9.01. Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Irvine Sensors Corporation, dated June 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)

Dated: June 10, 2010	/s/ JOHN J. STUART, JR.

John J. Stuart, Jr. Senior Vice President and Chief Financial Officer